UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported) – August 5, 2008

US Oncology Holdings, Inc.

US Oncology, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-126922	90-0222104
Delaware	0-26190	84-1213501
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

(Address of principal executive offices including zip code)

(832) 601-8766

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a), (d) Effective August 5, 2008, the Board of Directors of each of US Oncology Holdings, Inc. (“Holdings”) and US Oncology, Inc. (“USON”, and together with Holdings, the “Companies”) accepted the resignation of William P. Reiland as a Director of each of the Companies.

Effective August 5, 2008, the Companies appointed Thomas L. Doster to serve as a member of the Board of Directors of each of the Companies. Mr. Doster is a Managing Director at Morgan Stanley & Co. overseeing the investment portfolio of Morgan Stanley Principal Investments for the Americas. Mr. Doster joined Morgan Stanley & Co. Incorporated in 1996.

Mr. Doster was designated by Morgan Stanley to serve on the Holdings Board of Directors pursuant to the Amended and Restated Stockholders Agreement dated December 21, 2006 by and among Morgan Stanley Strategic Investments, Inc.; Welsh, Carson, Anderson & Stowe IX, LP; and the other stockholders party thereto, which provides, in part, that Morgan Stanley has the power to designate one director to the Board of Directors of Holdings. Mr. Reiland had previously served as Morgan Stanley’s designee.

(c) Michael A. Sicuro, 50, has been appointed by the Boards of Directors of each of the Companies as Executive Vice President and Chief Financial Officer, effective September 2, 2008. Prior to joining US Oncology, Mr. Sicuro was employed since January 2007 as Senior Vice President and Chief Financial Officer of Asyst Technologies, Inc., a global automation and technology company. From 2004 until 2006, Mr. Sicuro was employed as the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Progressive Gaming International Corporation, a global supplier of integrated casino and jackpot management solutions for the gaming industry. From 2001 until 2004, Mr. Sicuro was employed as the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Lightspan, Inc., an educational software and internet company. Prior to that time he served in financial and executive capacities at various companies in the technology, financial and health care industries. He is a certified public accountant.

In connection with his appointment, Mr. Sicuro entered into an employment agreement providing for an annual salary of $400,000 and annual bonus as determined by the compensation committee of the Board of Directors of Holdings. Mr. Sicuro’s employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, he shall be paid any accrued or unpaid base salary through the date of termination and any earned but unpaid bonus. In addition, if he is terminated without cause, or if he terminates his employment for certain enumerated good reasons, he will be paid:

(1)	any accrued and unpaid base salary through the date of termination and any earned but unpaid bonus, along with a prorated bonus for the period beginning immediately after the end of the last period for which he earned a bonus and ending with the date of his termination, basing such prorated bonus on the bonus earned by him for the full year prior to the year in which his termination occurs, and

(2)	his base salary in effect for the year in which the termination occurred, plus the bonus earned by him for the full year prior to the year in which the termination occurred, for a period of one year, with the bonus to be prorated for any period of less than one year, and

In addition, subject to approval by the compensation committee of the Board of Directors of Holdings, he will receive (i) 1,000,000 shares of restricted common stock of Holdings, under the US Oncology Holdings, Inc. 2004 Equity Incentive Plan and (ii) a Grant of 10,000 units under the US Oncology Holdings, Inc. 2008 Long Term Cash Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2008

US ONCOLOGY HOLDINGS, INC.
US ONCOLOGY, INC.

By:	/s/ Phillip H. Watts
Name:	Phillip H. Watts
Title:	Vice President - General Counsel